Exhibit 99.B

News
For Immediate Release

W. Matthew Ralls Named Director of El Paso Pipeline GP Company, L.L.C.

HOUSTON, TEXAS, January 28, 2008—W. Matthew Ralls has been named to the board of directors of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners L.P., effective January 28, 2008.

Ralls, 58, previously served as executive vice president and chief operating officer of GlobalSantaFe Corp. Prior to that, he was senior vice president and CFO of GlobalSantaFe, and held the same position with Global Marine, Inc., a predecessor company to GlobalSantaFe.  From 1990 to 1996, before joining Global Marine in 1997, Ralls was executive vice president and CFO of Kelley Oil, an independent exploration and production company, where he also served as a director. He was vice president of capital markets and corporate development for Texas Meridian Resources from 1996 to 1997.

He currently serves on the board of directors of Complete Production Services and is chairman of its audit committee.

Ralls earned a Bachelor of Science degree in mechanical engineering and an MBA from the University of Texas at Austin.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation in 2007 to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Contacts:

El Paso Corporation
Investor-Media Relations
Bruce L. Connery, Vice President
Office:   (713) 420-5855

Media Relations
Robert C. Newberry, Principal
Office:   (713) 420-7298; Mobile (713) 703-5348